Exhibit 99.1

SenesTech Announces 2022 Financial Results

Product Sales Break $1 Million

Sales Increase 77% for the Year

PHOENIX, Ariz., March 16, 2023. SenesTech, Inc. (NASDAQ: SNES, “SenesTech” or the “Company”), (www.senestech.com) the rodent fertility control experts and inventors of the only EPA-registered contraceptive for male and female rats, ContraPest®, today announced 2022 financial results, with products sales increasing 77% compared to the prior year.

Joel Fruendt, SenesTech’s new Chief Executive Officer, commented, “Breaking $1 million is a tremendous milestone. This was fueled in part by considerable progress during 2022 expanding ContraPest into key market verticals, while also launching novel new products such as the Elevate Bait System™ with ContraPest (“Elevate”) to address significant new market opportunities. My goal for 2023 is to build off this improved base, to execute key initiatives to drive revenue growth, and to improve our operating efficiencies while continuously developing new product options that fit our customers’ needs. Following my appointment in mid-November, we have already taken quick and decisive steps to achieve these goals.”

Sales growth during the year and the fourth quarter was led by strong performance in the Company’s e-commerce platform, which made up approximately 46% of 2022 product sales, as well as continued traction with zoos and animal sanctuaries and pest management professionals, which increased more than 100% during the fourth quarter. In December 2022, the Company announced that the City of Los Angeles had ordered and has now deployed ContraPest broadly at the Los Angeles Zoo as part of their Integrated Pest Management or “IPM” program, with a deployment plan that is expected to exceed 250 bait stations. Overall, 22 zoos, including 2 of the top 10 in the United States, are now using ContraPest.

“Further, we expect two more of the top 10 zoos to order during the first quarter of 2023. Besides being a target market in their own right, zoos and sanctuaries are the ultimate influencers in all things animal, so this continues to be a focus segment for us,” said Nicole Williams, SenesTech’s Chief Revenue Officer.

The Company is also achieving initial success, having secured significant contracts with government agencies, most recently with the County of Santa Clara. After an initial deployment, the County of Santa Clara announced that it intended to expand deployment broadly throughout the county – most recently to Los Gatos. Overall, California continues to lead geographically, with nearly a third of all product sales occurring in the state driven by tailwinds from the recently implemented Ecosystems Protection Act of 2021, which bans using commonly used second-generation anticoagulant poisons under many circumstances.

“Santa Clara County is the latest of the announced deployments in the government market, a vertical that we expect to grow in 2023,” continued Ms. Williams.

Exhibit 99.1

Looking forward, the recent launch of the novel and patent pending Elevate is expected to drive growth in key market verticals, including with agricultural customers, to better meet their needs of addressing roof rats that reside above ground, especially in the rafters of barns, granaries, and storage and manufacturing facilities. Sales during the fourth quarter in poultry facilities continued to be hindered by the avian influenza outbreak, or bird flu, which has impacted poultry operators across the United States.

“Elevate is unique in the industry in that it targets roof rats, a prevalent pest in the agricultural industry. As the bird flu abates, and as we continue to expand our sales force and focus on agricultural opportunities, we expect Elevate to drive accelerated growth in 2023,” continued Ms. Williams.

Recently, SenesTech has announced a series of improvements focused on the expansion and restructuring of the sales organization and commercialization efforts to further build upon the record revenue during the fourth quarter and fiscal year 2022. In addition to the appointment of regulated vector and pest control industry veteran Joel Fruendt as CEO in November 2022, the Company also announced the appointment of Nicole Williams as Chief Revenue Officer and the expansion of its field sales organization. Ms. Williams was previously Chief Strategy Officer.

“One of my first key steps to drive revenue growth in 2023 has been the re-deployment and re-focusing of the Company’s direct sales efforts to enhance our customer acquisition capabilities, while also putting sales reps closer to the customers to benefit from the surge in acceptance of ContraPest during the past year. We have expanded our field sales organization to seven reps, each deployed by geography, with leadership in both the Eastern and Western half of the United States. We are also enhancing the customer experience by increasing product options, awareness and education. For example, we have just introduced a second tank size to meet customer needs. We are focused on taking the foundation built in 2022 and accelerating beyond the current growth rates,” added Mr. Fruendt.

In February 2023, the New York State Department of Environmental Conservation approved ContraPest for General Use, removing "Restricted Use Pesticide" (RUP) from the label of ContraPest. This expands the market for ContraPest dramatically in New York, as it no longer requires application by specially licensed pest control companies and eliminates restrictive handling and paperwork. New York now becomes the 49th state to remove the RUP label from ContraPest and joins Washington D.C. and major U.S. Territories using ContraPest under the General Use label, validating years of effective and incident-free experience.

“Every day, it seems, there is more validation of ContraPest as effective, sustainable, and easy to use. Academic studies, field studies, and customer feedback all agree: successful pest management requires population control, and ContraPest works to control pest populations, making IPM more effective,” concluded Mr. Fruendt.

Year End 2022 Highlights

•Revenue during 2022 was $1.0 million compared to $600,000 in 2021, an increase of 70%. Product sales, which exclude grant revenue, were up 77%.

•Gross profit during 2022 was $464,000 or 46% of total revenue, compared to $244,000, or 42% of total revenue (excluding grant revenue), in 2021.

Exhibit 99.1

•Net loss during 2022 was $9.7 million, compared with a net loss of $8.3 million for 2021.

•Adjusted EBITDA loss, which is a non-GAAP measure of operating performance, for 2022 was $8.5 million compared to $7.8 million in 2021.

•Cash at the end of December 2022 was $4.8 million.

Q4 2022 Highlights

•Revenue during Q4 2022 was $297,000 compared to $193,000 in Q4 2021, an increase of 54%. Product sales, which exclude grant revenue, were up 76%.

•Gross profit during Q4 2022 was $116,000 or 39% of total revenue, compared to $88,000, or 52% of total revenue, in Q4 2021.

•Net loss during Q4 2022 was $2.1 million, compared with a net loss of $2.5 million for Q4 2021.

•Adjusted EBITDA loss, which is a non-GAAP measure of operating performance, for Q4 2022 was $1.6 million compared to $2.2 million in Q4 2021.

Use of Non-GAAP Measure

Adjusted EBITDA is a non-GAAP measure. However, this measure is not intended to be a substitute for those financial measures reported in accordance with GAAP. Adjusted EBITDA has been included because management believes that, when considered together with the GAAP figures, it provides meaningful information related to our operating performance and liquidity and can enhance an overall understanding of financial results and trends. Adjusted EBITDA may be calculated by us differently than other companies that disclose measures with the same or similar term. See our attached financials for a reconciliation of this non-GAAP measure to the nearest GAAP measure.

Conference Call Details

Date and Time: Thursday, March 16, 2023, at 5:00 pm ET

Call-in Information: Interested parties can access the conference call by dialing (844) 308-3351 or (412) 317-5407.

Live Webcast Information: Interested parties can access the conference call via a live Internet webcast, which is available in the Investor Relations section of the Company's website at http://senestech.investorroom.com/.

Replay: A teleconference replay of the call will be available for seven days at (877) 344-7529 or (412) 317-0088, replay access code 2860260. A webcast replay will be available in the Investor Relations section of the Company's website at http://senestech.investorroom.com/ for 90 days or
https://app.webinar.net/5v2Mg0EOqmV.

Exhibit 99.1
About SenesTech
We are "The Pest Control Difference" for the 21st century. We are rodent fertility control specialists fueled by our passion to create a healthy environment by virtually eliminating rodent pest populations. We keep an inescapable truth in mind. Two rats and their descendants can be responsible for the birth of up to 15,000 pups after a year. We invented ContraPest, the only U.S. EPA registered contraceptive for male and female rats. ContraPest fits seamlessly into all integrated pest management programs, greatly improving the overall goal of effective rat management. We strive for clean cities, efficient businesses and happy households – with a product that was designed to be effective and sustainable without killing rats. At SenesTech, we don't just eliminate rats. We make a better world.

For more information visit https://senestech.com/ and https://contrapeststore.com.

Safe Harbor Statement
This press release contains “forward-looking statements” within the meaning of federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include, among others, our belief that we continue to make progress in the deployment of ContraPest across a wide variety of industry verticals with particularly strong growth from our e-commerce platform; our belief that our deployments of ContraPest, coupled with continued strong growth in our e-commerce platform, positions us well to end 2022 on a strong trajectory; our belief that new and existing customers will add Elevate to their pest management programs; our belief that our e-commerce platform continues to be a key driver of growth for us; our belief that Elevate is ideally suited for the agribusiness segment; our belief that Elevate will help key agricultural customers better meet their needs of addressing roof rats that reside above ground, especially in the rafters of barns, granaries and storage and manufacturing facilities; our belief that the Elevate system is revolutionary within the pest control industry; our belief that Santa Clara, California has plans of expansion of ContraPest deployments in the coming quarters; our belief that surrounding cities, including San Jose in the Bay Area, are expected to deploy ContraPest; our belief that tailwinds from the recently implemented Ecosystems Protection Act of 2021 has driven product sales in California; and Mr. Freundt’s belief that SenesTech has developed an effective, sustainable, and earth-friendly tool for integrated pest management that focuses on fertility control as a method to reduce overall rodent populations and that the industry is in need of an IPM tool which reduces reliance on lethal chemicals and offers a sustainable solution, and ContraPest is the answer. Forward-looking statements may describe future expectations, plans, results or strategies and are often, but not always, made through the use of words such as "believe," "may," "future," "plan," "will," "should," "expect," "anticipate," "eventually," "project," "estimate," "continuing," "intend" and similar words or phrases. You are cautioned that such statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include, among others, the impacts and implications of the COVID-19 pandemic, the successful commercialization of our products, market acceptance of our products, regulatory approval and regulation of our products and other factors and risks identified from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management's assumptions and estimates as of such date. Except as required by law, we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

CONTACT:
Investors: Robert Blum, Lytham Partners, LLC, 602-889-9700, senestech@lythampartners.com

Exhibit 99.1
Company: Tom Chesterman, Chief Financial Officer, SenesTech, Inc., 928-779-4143

SENESTECH, INC.
BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

	As of December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$4,775	$9,326
Accounts receivable, net	113	77
Prepaid expenses	378	230
Inventory, net	853	1,001
Total current assets	6,119	10,634
Right to use assets, operating leases	347	511
Property and equipment, net	294	334
Other noncurrent assets	22	22
Total assets	$6,782	$11,501

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$—	$32
Accounts payable	540	333
Accrued expenses	560	578
Current portion of operating lease liability	180	164
Deferred revenue	44	—
Total current liabilities	1,324	1,107
Operating lease liability, less current portion	179	359
Total liabilities	1,503	1,466
Stockholders’ equity:
Common stock	1	1
Additional paid-in capital	127,481	122,542
Accumulated deficit	(122,203)	(112,508)
Total stockholders’ equity	5,279	10,035
Total liabilities and stockholders’ equity	$6,782	$11,501

SENESTECH, INC.
STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Years Ended December 31,
	2022	2021
Revenues:
Product sales, net	$1,019	$576
Grant revenue	—	24
Total revenues	1,019	600
Cost of sales	555	356
Gross profit	464	244
Operating expenses:
Research and development	1,859	1,954
Selling, general and administrative	8,279	7,224
Total operating expenses	10,138	9,178
Loss from operations	(9,674)	(8,934)
Other income (expense):
Interest income	7	4
Interest expense	(2)	(11)
Payroll Protection Program loan forgiveness	—	651
Miscellaneous income (expense)	(26)	22
Other income (expense), net	(21)	666
Net loss	$(9,695)	$(8,268)
Weighted average shares outstanding - basic and diluted	625,401	559,591
Loss per share - basic and diluted	$(15.50)	$(14.77)

SenesTech Inc.
Itemized Reconciliation Between Net Loss and Adjusted EBITDA (non-GAAP)
(In thousands)
(Unaudited)

	Years Ended December 31,
	2022	2021
Net loss (as reported, GAAP)	$(9,695)	$(8,268)
Non-GAAP adjustments:
Interest (income) expense, net	(5)	7
Stock-based compensation expense	711	765
Payroll Protection Program loan forgiveness	—	(651)
Reserve for future severance payments	311	—
Loss on sale of assets	28	—
Depreciation expense	183	303
Total non-GAAP adjustments	1,228	424
Adjusted EBITDA loss (non-GAAP)	$(8,467)	$(7,844)